As filed with the Securities and Exchange Commission on June 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL GENERAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	6331	27-1046208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Weissmann

General Counsel and Secretary

59 Maiden Lane, 38th Floor

New York, New York 10038

(212) 380-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samir A. Gandhi Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.                                                          ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	12,295,430	$21.99	$270,376,506	$31,337

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2017

  PROSPECTUS

12,295,430 Shares of Common Stock, $0.01 Par Value Per Share

This prospectus relates solely to the resale of up to an aggregate of 12,295,430 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus (i) in a private sale from our affiliate, AmTrust Financial Services, Inc. (“AmTrust”) in June 2017 in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) in June 2013 upon conversion of preferred stock acquired by certain subsidiaries of AmTrust in connection with our initial formation. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted to these stockholders.

We will not receive any of the proceeds from the sale of shares of our common stock to be offered hereby. The shares which may be resold by the selling stockholders under this prospectus constituted approximately 11.5% of our issued and outstanding common stock on June 16, 2017.

Our common stock trades on the NASDAQ Global Market under the symbol “NGHC.” On June 22, 2017, the last reported sale price of our common stock on the NASDAQ Global Market was $21.69 per share. From the date of this prospectus, the selling stockholders may sell all or a portion of their shares, from time to time, in transactions in the over-the-counter market or on the NASDAQ Global Market, on which our common stock is listed, at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page S-4 in this prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2017

Page

ABOUT THIS PROSPECTUS	ii

PROSPECTUS SUMMARY	S-1

RISK FACTORS	S-4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-7
USE OF PROCEEDS	S-9
DIVIDEND POLICY	S-9
PRICE RANGE OF OUR COMMON STOCK	S-9

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor any of the selling stockholders have authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where such offers and sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of the related prospectus or the incorporated documents, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website, or any other website operated by us, is not part of, or incorporated by reference into, this prospectus.

References in this prospectus to “we,” “us,” “our,” “the Company” or “National General” or other similar terms refer to National General Holdings Corp. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. Additionally, unless otherwise stated in this prospectus or the context otherwise requires, references to “dollars” or “$” are to the lawful currency of the United States.

ii

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the “Risk Factors” section beginning on page S-4 in this prospectus and the financial statements and related notes incorporated by reference into this prospectus before making an investment decision.

Overview

We are a specialty personal lines insurance holding company that, through our subsidiaries, provides a variety of insurance products, including personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products. We sell insurance products with a focus on underwriting profitability through a combination of our customized and predictive analytics and our technology driven low cost infrastructure.

Our automobile insurance products protect our customers against losses due to physical damage to their motor vehicles, bodily injury and liability to others for personal injury or property damage arising out of auto accidents. Our homeowners and umbrella insurance products protect our customers against losses to dwellings and contents from a variety of perils, as well as coverage for personal liability. We offer our property and casualty (“P&C”) insurance products through a network of approximately 25,500 independent agents, a number of affinity partners and through direct-response marketing programs. We have approximately 3.9 million P&C policyholders.

We launched our accident and health (“A&H”) business in 2012 to provide accident and non-major medical health insurance products targeting our existing P&C policyholders and the anticipated emerging market of employed persons who are uninsured or underinsured. We market our and other carriers’ A&H insurance products through a multi-pronged distribution platform that includes a network of over 28,000 independent agents, direct-to-consumer marketing, wholesaling and worksite marketing.

We are licensed to operate in 50 states and the District of Columbia, but focus on underserved niche markets. Approximately 81.4% of our P&C premium written is originated in ten core states: California, New York, North Carolina, Florida, Texas, New Jersey, Louisiana, Michigan, Virginia and Washington. For the years ended December 31, 2016, 2015 and 2014, our gross premium written was $3,500 million, $2,590 million and $2,135 million, net premium written was $3,071 million, $2,186 million and $1,870 million and total consolidated revenues were $3,550 million, $2,511 million and $1,862 million, respectively.

Our company (formerly known as American Capital Acquisition Corporation) was formed in 2009 to acquire the private passenger auto business of the U.S. consumer property and casualty insurance segment of General Motors Acceptance Corporation (“GMAC,” now known as Ally Financial), which operations date back to 1939. We acquired this business on March 1, 2010.

Our wholly-owned subsidiaries include twenty-two regulated domestic insurance companies, of which twenty write primarily P&C insurance and two write A&H insurance. Our insurance subsidiaries that are part of our intercompany quota share agreement to Integon National Insurance Company (“Integon National”), have an “A-” (Excellent) group rating by A.M. Best Company, Inc. (“A.M. Best”), subject to transition periods in the case of acquired companies.

Business Segments

We are a specialty national carrier with regional focuses. We manage our business through two segments:

•	Property and Casualty (“P&C”) - Our P&C segment operates its business through three primary distribution channels: agency, affinity and direct. Our agency channel focuses primarily on writing standard, preferred and nonstandard auto coverage and homeowners and umbrella coverage through our network of approximately 25,500 independent agents. In our affinity channel, we partner with a number of affinity groups and membership organizations to deliver insurance products tailored to the needs of our affinity partners’ members or customers under our affinity partners’ brand name or label, which we refer to as selling on a “white label” basis. A primary focus of a number of our affinity relationships is providing recreational vehicle coverage, of which we believe we are one of the top writers in the U.S. Our direct channel is operated through approximately 410 store fronts, web/mobile, phone sales centers and kiosks. In addition, we operate our lender-placed services through long-term distribution agreements with certain mortgage lenders.

•	Accident and Health (“A&H”) - Our A&H segment was formed in 2012 to provide accident and non-major medical health insurance products targeting our existing insureds and the anticipated emerging market of uninsured or underinsured employees. Through a number of acquisitions of both carriers and general agencies, including VelaPoint, LLC, our call center general agency (“Velapoint”), National Health Insurance Company, a life and health insurance carrier established in 1979 (“NHIC”), Euro Accident Health & Care Insurance Aktiebolag, our European group life and health insurance managing general agent (“EHC”), Healthcare Solutions Team, LLC, a healthcare insurance managing general agency (“HST”), and North Star Marketing Corporation, a proprietary small group sales channel, we have assembled a multi-pronged distribution platform that includes direct-to-consumer marketing through our call center agency, selling through approximately 28,000 independent agents, wholesaling insurance products through large general agencies/program managers and, through our affinity relationships, worksite marketing through employers.

Company Information

Our executive offices are located at 59 Maiden Lane, 38th Floor, New York, New York, 10038 and our telephone number is 212-380-9500.

Our website address is www.nationalgeneral.com. Our internet website and the information contained therein or connected thereto are not a part of, or incorporated by reference into, this prospectus.

This prospectus refers to brand names, trademarks, service marks and trade names of us and other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see the section below entitled “Description of our Common Stock.”

Common Stock Offered by the Selling Stockholders	A total of up to 12,295,430 shares of our common stock. The selling stockholders may from time to time sell some, all or none of the shares of common stock pursuant to the registration statement of which this prospectus is a part.

Shares of Common Stock Outstanding as of June 16, 2017(1)	106,607,110

Use of Proceeds	We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

Dividend Policy	Our board of directors declared a quarterly dividend of $0.04 per share for the second quarter of 2017. Our board of directors currently intends to continue to authorize the payment of a quarterly cash dividend to our stockholders of record. Any declaration and payment of dividends by our board of directors will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal and regulatory requirements and other factors that our board of directors deems relevant.

Trading Symbol	Our common stock currently trades on the NASDAQ Global Market under the symbol “NGHC.”

Risk Factors	See the section entitled “Risk Factors” in this prospectus and in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated by reference herein, for the risks you should consider carefully before deciding to invest in our common stock.

(1)	The number of shares of common stock to be outstanding immediately after this offering that appears above is based on the number of shares of common stock outstanding as of June 16, 2017, and excludes:

•	an aggregate of approximately 3,469,206 shares of common stock issuable pursuant to outstanding employee stock options with a weighted average exercise price of $9.28 per share;

•	outstanding restricted stock units and performance share units issuable into a maximum of 968,189 shares of common stock; and

•	954,081 additional shares of common stock available for grant under our share based compensation plans.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus as well as the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 23, 2017, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the SEC on May 9, 2017, which descriptions are incorporated into this prospectus by reference in their entirety. If any one or more of the risks discussed in this prospectus actually occurs, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of shares of our common stock could decline significantly, and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations.

Risks Related to an Investment in our Common Stock

Our revenues and results of operations may fluctuate significantly as a result of factors beyond our control, which may cause volatility in the price of our shares of common stock.

Our performance, as well as the risks discussed herein or incorporated by reference, government or regulatory action, tax laws, interest rates and general market conditions could have a significant impact on the future market price of shares of our common stock. The market price for shares of our common stock may be subject to low volume and may be highly volatile and you may not be able to resell your shares of common stock at or above the price you paid to purchase the shares of common stock or at all. Some of the factors that could negatively affect the market price of our shares of common stock or result in fluctuations in the price of our shares of common stock include:

•	our operating results in any future quarter not meeting or being anticipated not to meet the expectations of market analysts or investors;

•	reductions in our earnings estimates by us or market analysts;

•	publication of negative research or other unfavorable publicity or speculation in the press or investment community about our company, related companies or the insurance industry in general;

•	rising level of claims costs, changes in the frequency or severity of claims or new types of claims and new or changing judicial interpretations relating to the scope of insurance company liability;

•	the financial stability of our third-party reinsurers, changes in the level of reinsurance capacity, termination of reinsurance arrangements and changes in our capital capacity;

•	whether dividends have been declared and are likely to be declared on our common stock from time to time;

•	increases in interest rates causing investors to demand a higher yield or return on investment than an investment in our common stock may be projected to provide;

•	changes in market valuations of other insurance companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	fluctuations in interest rates or inflationary pressures and other changes in the investment environment that affect returns on invested assets;

•	additions or departures of key personnel;

•	reaction to the sale or purchase of company stock by our principal stockholders or our executive officers;

•	changes in the economic or regulatory environment in the markets in which we operate;

•	changes in tax law;

•	the market for similar securities;

•	economic, financial, geopolitical, regulatory or judicial events that affect us and/or the insurance or financial markets generally; and

•	general market, economic and political conditions.

Our principal stockholders have the ability to control our business, which may be disadvantageous to other stockholders.

Leah Karfunkel, the trustee of The Michael Karfunkel Family 2005 Trust and the Leah Karfunkel 2016-NG GRAT (collectively, the “Karfunkel Trusts”), is deemed to beneficially own or control approximately 41.9% of our outstanding shares of common stock. As a result, Mrs. Karfunkel has the ability to exercise substantial control over matters requiring approval by our stockholders, including the election and removal of directors, amendments to our certificate of incorporation (other than changes to the rights of the common stock) and bylaws, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. Mrs. Karfunkel may have interests that are different from those of other stockholders.

Prior to the sale by AmTrust of our common stock to the selling stockholders in June 2017 we were a “controlled company” pursuant to NASDAQ Listing Rule 5615(c). Our common stock is listed on the NASDAQ Global Market. Therefore, we were exempt from the NASDAQ listing requirements with respect to having a majority of the members of the board of directors be independent; having our Compensation Committee and Nominating and Corporate Governance Committee be composed solely of independent directors; the compensation of our executive officers determined by a majority of our independent directors or a Compensation Committee composed solely of independent directors; and director nominees being selected or recommended for selection, either by a majority of our independent directors or by a nominating committee composed solely of independent directors. We are no longer a controlled company, but plan to rely on the NASDAQ transition rules and expect that we will be fully compliant before the end of the twelve-month transition period. Prior that that time, we will continue to rely on the controlled company exemption.

Our officers, directors and principal stockholders could delay or prevent an acquisition or merger of our company even if the transaction would benefit other stockholders. Moreover, this concentration of share ownership makes it more difficult for other stockholders to replace directors and management without the consent of Mrs. Karfunkel. In addition, this significant concentration of share ownership may adversely affect the price at which prospective buyers are willing to pay for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

Future sales and issuances of shares of our capital stock may depress our share price.

We may in the future issue our previously authorized and unissued securities. We have an authorized capitalization of 150 million shares of common stock and 10 million shares of preferred stock with such designations, preferences and rights as are contained in our charter or bylaws and as determined by our board of directors. Issuances of stock may result in dilution of our existing stockholders or a decrease in the per share price of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that class or series of preferred stock.

We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sale, will have on the price prospective buyers are willing to pay for our common stock. Sales of a substantial number of shares of our common stock by us or our principal stockholders, or the perception that such sales could occur, may adversely affect the price prospective buyers are willing to pay for our common stock and may make it more difficult for you to sell your shares at a time and price that you determine appropriate.

Applicable insurance laws may make it difficult to effect a change of control of our company.

State insurance holding company laws require prior approval by the respective state insurance departments of any change of control of an insurer. “Control” is generally defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract or otherwise. Control is generally presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. Any person wishing to acquire control of us or of any substantial portion of our outstanding shares would first be required to obtain the approval of the domestic regulators (including those asserting “commercial domicile”) of our insurance subsidiaries or file appropriate disclaimers.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Future issuance of debt or preferred stock, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders, may adversely affect the market value of our common stock.

In the future, we may attempt to increase our capital resources by issuing debt or making additional offerings of equity securities, including bank debt, commercial paper, medium-term notes, senior or subordinated notes and classes of shares of preferred stock. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of shares of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market value of our common stock, or both. Future issuances of preferred stock could have a preference on liquidating distributions or a preference on dividend payments that would limit amounts available for distribution to holders of shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of shares of our common stock bear the risk of our future offerings reducing the market value of our common stock and diluting their stockholdings in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are intended to be covered by the safe harbors created by The Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to:

•	non-receipt of expected payments from insureds or reinsurers;

•	changes in interest rates;

•	a downgrade in the financial strength ratings of our insurance subsidiaries;

•	the effect of the performance of financial markets on our investment portfolio;

•	our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves;

•	estimates of the fair value of our life settlement contracts;

•	development of claims and the effect on loss reserves;

•	accuracy in projecting loss reserves;

•	the cost and availability of reinsurance coverage;

•	the effects of emerging claim and coverage issues;

•	changes in the demand for our products;

•	our degree of success in integrating acquired businesses;

•	the effect of general economic conditions;

•	state and federal legislation, regulations and regulatory investigations into industry practices;

•	risks associated with conducting business outside the United States;

•	developments relating to existing agreements;

•	disruptions to our business relationships with AmTrust, ACP Re Ltd., Maiden Holdings, Ltd., or third party agencies;

•	breaches in data security or other disruptions with our technology;

•	heightened competition;

•	changes in pricing environments; and

•	changes in asset valuations.

Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the section entitled “Risk Factors” in this prospectus and in Item 1A, “Risk Factors” in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The projections and statements in this report speak only as of the date of this report and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares of common stock. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

DIVIDEND POLICY

Our board of directors currently intends to continue to authorize the payment of a quarterly cash dividend to our stockholders of record. Any declaration and payment of dividends by our board of directors will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal and regulatory requirements and other factors that our board of directors deems relevant.

We are a holding company and have no direct operations. Our ability to pay dividends in the future depends on the ability of our operating subsidiaries, including our insurance subsidiaries, to transfer funds to us in the form of a dividend. The laws of the jurisdictions in which our insurance subsidiaries are organized regulate and restrict, under certain circumstances, their ability to pay dividends to us. The aggregate amount of dividends that could be paid to us by our insurance subsidiaries without prior approval by the various domiciliary states of our insurance subsidiaries was approximately $397.1 million as of December 31, 2016, taking into account dividends paid in the prior twelve month period. Under the terms of our credit agreement, we are not prohibited from paying cash dividends so long as no event of default has occurred and is continuing and we are not out of compliance with our financial covenants. We may, however, enter into credit agreements or other debt arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the NASDAQ Global Market under the symbol “NGHC.” The following table shows the high and low sales prices per share for our common stock and the cash dividends declared with respect to such stock:

Year Ending December 31, 2017	High	Low	Dividends Declared
First quarter	$26.99	$21.98	$0.04
Second quarter (through June 16, 2017)	$23.78	$21.15	$0.04

Year Ended December 31, 2016	High	Low	Dividends Declared
First quarter	$22.18	$18.04	$0.03
Second quarter	$22.77	$19.98	$0.03
Third quarter	$23.12	$20.21	$0.04
Fourth quarter	$25.40	$18.04	$0.04

On June 22, 2017, the closing price per share for our common stock was $21.69.

DESCRIPTION OF OUR COMMON STOCK

This section describes the general terms and provisions of our common stock. The description set forth below of our common stock is only a summary. You should also refer to our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and Delaware law. See “Where You Can Find More Information” for information on how to obtain a copy of our Certificate of Incorporation and Bylaws.

Our Certificate of Incorporation authorizes the issuance of 150,000,000 shares of common stock, $0.01 par value per share, of which, at June 16, 2017, 106,607,110 shares were issued and outstanding.

Our common stock is listed on the NASDAQ Global Market under the symbol “NGHC.”

Voting Power

The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders.

The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the voting power of our common stock voted can elect all of the directors then standing for election.

Dividend

Holders of shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or debt securities. Holders of our 7.50% Non-Cumulative Preferred Stock, Series A, 7.50% Non-Cumulative Preferred Stock, Series B and 7.50% Non-Cumulative Preferred Stock, Series C, and the holders of shares of any series of preferred stock which we may designate in the future will be entitled to receive dividends in preference to and in priority over dividends on common stock and dividends on any future series of preferred stock may be cumulative or non-cumulative as determined by our board of directors.

Preemptive or Other Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our outstanding 7.50% Non-Cumulative Preferred Stock, Series A, 7.50% Non-Cumulative Preferred Stock, Series B and 7.50% Non-Cumulative Preferred Stock, Series C, and the holders of shares of any series of preferred stock which we may designate in the future.

Certain Anti-Takeover Effects of Provisions of Our Bylaws and Delaware Law

Special Meetings of Stockholders

Our Bylaws generally provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or by resolution of the board of directors. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting. At any special meeting of our stockholders, only such business will be conducted as has been specified in the notice of meeting given by or at the direction of our board of directors or otherwise properly brought before the special meeting by or at the direction of our board of directors.

No Cumulative Voting

The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice, including the stockholder’s ownership of the Company, synthetic equity transactions engaged in by the stockholder related to the Company, any proxies or voting agreements pursuant to which such stockholder has a right to vote shares of the Company, any stock borrowing agreements entered into by the stockholder related to the Company, any performance related fees the stockholder is entitled to based on changes in the value of the stock of the Company and any other information that would be required to be made in connection with a solicitation of proxies by such stockholder pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Bylaws also require that such stockholder provide information concerning each item of business proposed by the stockholder and individuals nominated for election as a director, as applicable. Failure to timely comply with these provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our Bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least a majority of the voting power of all the then outstanding shares of our common stock. Additionally, our Bylaws may be amended, altered or repealed by the board of directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for future issuances without stockholder approval and can be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time, the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation of Liability and Indemnification Matters

As permitted by the DGCL, our Certificate of Incorporation includes provisions that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Delaware law.

Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law, and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions. As permitted by the DGCL, our Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

In addition, we expect to enter into indemnification agreements with each of our executive officers and directors pursuant to which each executive officer and director will be indemnified as described above (or furnished contribution by us if indemnification is unavailable) and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined that such executive officer or director is not entitled to indemnification for such costs and expenses.

Forum

Our Bylaws provide that, subject to certain exceptions, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. The bylaw further provides that any person or entity purchasing or otherwise acquiring an interest in our shares of capital stock is deemed to have notice of and consented to the foregoing. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees.

Transfer Agent

Our registrar and transfer agent for the shares is American Stock Transfer & Trust Company, LLC.

Insurance Regulations Concerning Change of Control

State insurance holding company laws require prior approval by the respective state insurance departments of any change of control of an insurer. “Control” is generally defined as the possession, direct or indirect, `of the power to direct or cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract or otherwise. Control is generally presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. Any person wishing to acquire control of us or of any substantial person of our outstanding shares is subject to regulatory approval. See “Applicable insurance laws may make it difficult to effect a change of control of our company.”

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time of up to 12,295,430 shares of our common stock. The selling stockholders acquired the shares of common stock offered by this prospectus (i) in a private sale from AmTrust in June 2017 in reliance on exemptions from registration under the Securities Act, and (ii) in June 2013 upon conversion of preferred stock acquired by certain subsidiaries of AmTrust in connection with our initial formation. When we refer to the selling stockholders in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock set forth in the following table. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by any such selling stockholders may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of June 16, 2017. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to whether the selling stockholders will in fact sell any or all of their shares of common stock.

We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. If the shares are to be sold by transferees of the selling stockholders under this prospectus and the shares are not sold pursuant to the Plan of Distribution in this registration statement, we must file a post-effective amendment to this registration statement that includes this prospectus or a prospectus supplement, amending the list of selling stockholders to include the transferee as a selling stockholder. Upon being notified by a selling stockholder that it intends to use an agent or principal to sell their shares, a post-effective amendment to this registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. All selling stockholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering.

To our knowledge and except as noted below, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our affiliates. Each of Security National Insurance Company and Technology Insurance Company, Inc. is a wholly-owned subsidiary of our affiliate, AmTrust. For a description of our relationship with AmTrust, see the section entitled “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2017 that is incorporated by reference herein.

	Beneficial ownership prior to offering		Shares offered pursuant to this prospectus (maximum number that may be sold)	Beneficial ownership after offering if all shares are sold
Selling Stockholders	Shares(1)	Percentage of class(2)		Shares	Percentage of class(2)
CBC Pension Board of Trustees(3)	70,059	*	37,058	33,001	*
Coral Rock Investments, L.P.(4)	2,554,708	2.40%	2,000,000	554,708	*
Endurance Fund(5)	10,469	*	6,000	4,469	*

	Beneficial ownership prior to offering		Shares offered pursuant to this prospectus (maximum number that may be sold)	Beneficial ownership after offering if all shares are sold
Selling Stockholders	Shares(1)	Percentage of class(2)		Shares	Percentage of class(2)
Far West Capital Partners, L.P.(6)	264,164	*	170,000	94,164	*
Hartford Schroders US Small Cap Opportunities Fund(7)	74,760	*	38,715	36,045	*
Ionic Capital Master Fund Ltd.(8)	150,000	*	150,000	-	-
MSD Credit Opportunity Master Fund, L.P.(9)	2,162,500	2.03%	1,000,000	1,162,500	1.09%
MSD Sparrowhawk, L.P.(10)	2,540,659	2.38%	1,000,000	1,540,659	1.45%
MSG Co-Invest, LLC(11)	10,000	*	10,000	-	-
Park West Investors Master Fund, Limited(12)	3,766,391	3.53%	1,772,811	1,993,580	1.87%
Park West Partners International, Limited(13)	482,670	*	227,189	255,481	*
Pontus Holdings Ltd.(14)	3,750,000	3.52%	3,750,000	-	-
Schroder International Global Smaller Companies(15)	206,130	*	36,268	169,862	*
Schroder International Selection Fund US Smaller Companies(16)	169,072	*	84,705	84,367	*
Schroder US Smaller Companies Fund(17)	469,316	*	238,717	230,599	*
Security National Insurance Company(18)	135,432	*	135,432	-	-
Technology Insurance Company, Inc.(19)	1,573,998	1.48%	1,573,998	-	-
Wells Fargo Small Cap Opportunities Fund(20)	130,334	*	64,537	65,797	*

*	Less than one percent.
(1)	This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. Beneficial ownership prior to this offering includes shares acquired by the listed selling stockholder and not subsequently disposed of (through June 22, 2017, except as otherwise indicated). Beneficial ownership is calculated based on Rule 13d-3 of the Exchange Act.
(2)	Calculated based on 106,607,110 shares of our common stock outstanding as of June 16, 2017.
(3)	Schroder Investment Management North America Inc. serves as the investment advisor to, and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by CBC Pension Board of Trustees. Schroder Investment Management North America Inc. is an affiliate of Schroder Fund Advisors, a limited purpose broker dealer that serves as the distributor of investment vehicles offered by SIMNA Inc., its parent company. The common stock was purchased in the ordinary course of business and, at the time of the purchase of such common stock, there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the common stock.
(4)	MSD Capital, L.P. is the general partner of Coral Rock Investments, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock held by Coral Rock Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by MSD Capital, L.P. Michael S. Dell is the controlling member of, and may be deemed to beneficially own the common stock beneficially owned by, MSD Capital Management LLC. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by MSD Capital Management LLC. Each of Messrs. Dell, Fuhrman, Phelan and Lisker disclaim beneficial ownership of such common stock, except to the extent of the pecuniary interest of such person in such stock.
(5)	The selling stockholder has informed us that Robert G. Schiro, as trustee, may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock that the selling stockholder beneficially owns.
(6)	The selling stockholder has informed us that Robert G. Schiro, Chief Executive Officer and President of Far West Capital Management, general partner of Far West Capital Management, LP, may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock that the selling stockholder beneficially owns.
(7)

Schroder Investment Management North America Inc. serves as the investment advisor to, and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by Hartford Schroders US Small Cap Opportunities Fund. Schroder Investment Management North America Inc. is an affiliate of Schroder Fund Advisors, a limited purpose broker dealer that serves as the distributor of investment vehicles offered by SIMNA Inc., its parent company. The common stock was purchased in the ordinary course of business and, at the time of the purchase of such common stock, there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the common stock.
(8)	Ionic Capital Partners LP serves as the investment advisor to Ionic Capital Master Fund Ltd. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by Bart Baum, Adam Radosti and Dan Stone, the natural persons with ultimate voting or dispositive power. Ionic Capital Partners LP and each of Messrs. Baum, Radosti and Stone disclaim beneficial ownership of such common stock, except to the extent of the pecuniary interest of such entity or such person in such stock.
(9)	MSD Partners, L.P. is the investment manager of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by MSD Credit Opportunity Master Fund, L.P. MSD Partners (GP), LLC is the general partner of and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by MSD Partners, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Partners (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by MSD Partners (GP), LLC. Each of Messrs. Fuhrman, Phelan and Lisker disclaim beneficial ownership of such common stock, except to the extent of the pecuniary interest of such person in such stock.
(10)	MSD Capital, L.P. is the general partner of MSD Sparrowhawk, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock held by MSD Sparrowhawk, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by MSD Capital, L.P. Michael S. Dell is the controlling member of, and may be deemed to beneficially own, the shares of common stock beneficially owned by MSD Capital Management LLC. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by MSD Capital Management LLC. Each of Messrs. Dell, Fuhrman, Phelan and Lisker disclaim beneficial ownership of such common stock, except to the extent of the pecuniary interest of such person in such stock.
(11)	The selling stockholder has informed us that Christopher T. Evison, Thomas B. Brener and Russell F. Bryant may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock that the selling stockholder beneficially owns.
(12)	Park West Asset Management LLC, of which Peter S. Park is the sole member, may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock that the selling stockholder beneficially owns.
(13)	Park West Asset Management LLC, of which Peter S. Park is the sole member, may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock that the selling stockholder beneficially owns.
(14)	The selling stockholder has informed us that Alec R. Anderson, Robert K. Hamshaw, Carlos A. Perez, Craig W. MacIntyre, Alejandro Santo Domingo and Russell F. Bryant may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock that the selling stockholder beneficially owns.
(15)	Schroder Investment Management North America Inc. serves as the investment advisor to, and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by Schroder International Global Smaller Companies. Schroder Investment Management North America Inc. is an affiliate of Schroder Fund Advisors, a limited purpose broker dealer that serves as the distributor of investment vehicles offered by SIMNA Inc., its parent company. The common stock was purchased in the ordinary course of business and, at the time of the purchase of such common stock, there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the common stock.
(16)	Schroder Investment Management North America Inc. serves as the investment advisor to, and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by Schroder International Selection Fund US Smaller Companies. Schroder Investment Management North America Inc. is an affiliate of Schroder Fund Advisors, a limited purpose broker dealer that serves as the distributor of investment vehicles offered by SIMNA Inc., its parent company. The common stock was purchased in the ordinary course of business and, at the time of the purchase of such common stock, there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the common stock.
(17)	Schroder Investment Management North America Inc. serves as the investment advisor to, and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by Schroder US Smaller Companies Fund. Schroder Investment Management North America Inc. is an affiliate of Schroder Fund Advisors, a limited purpose broker dealer that serves as the distributor of investment vehicles offered by SIMNA Inc., its parent company. The common stock was purchased in the ordinary course of business and, at the time of the purchase of such common stock, there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the common stock.
(18)	The address of Security National Insurance Company is 59 Maiden Lane, 43rd Floor, New York, New York 10038. Security National Insurance Company is a wholly-owned subsidiary of AmTrust.
(19)	The address of Technology Insurance Company, Inc. is 59 Maiden Lane, 43rd Floor, New York, New York 10038. Technology Insurance Company, Inc. is a wholly-owned subsidiary of AmTrust.
(20)	Schroder Investment Management North America Inc. serves as the investment advisor to, and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares of common stock beneficially owned by Schroder Wells Fargo Small Cap Opportunities Fund. Schroder Investment Management North America Inc. is an affiliate of Schroder Fund Advisors, a limited purpose broker dealer that serves as the distributor of investment vehicles offered by SIMNA Inc., its parent company. The common stock was purchased in the ordinary course of business and, at the time of the purchase of such common stock, there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of shares of our common stock acquired in this offering as of the date hereof. This summary deals only with shares of common stock purchased in this offering that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) by a non-U.S. holder.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, but is not any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in shares of our common stock, you should consult your tax advisor.

This discussion is based on provisions of the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements and judicial decisions, all as of the date of this prospectus. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We cannot assure you that a change in law will not alter significantly the tax considerations discussed below.

This discussion does not include any description of U.S. state or local taxation or the tax laws of any foreign jurisdiction and does not address any aspect of U.S. federal taxation other than income taxation (such as U.S. federal estate tax or the Medicare contribution tax on certain net investment income). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of such non-U.S. holder’s particular circumstances or that may apply to non-U.S. holders subject to special rules under the U.S. federal income tax laws (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships or other pass-thru entities for U.S. federal income tax purposes (or investors therein), holders liable for the alternative minimum tax, former citizens or former long-term residents of the United States, holders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, “controlled foreign corporations,” “passive foreign investment companies,” persons that own, or have owned, actually or constructively, more than 5% of our common stock, and holders who acquire our common stock as compensation or otherwise in connection with the performance of services).

No opinion of counsel has been obtained, and we have not sought and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”), regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our common stock that differ from those discussed below.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF PURCHASING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK. PROSPECTIVE INVESTORS SHOULD NOT CONSIDER THE CONTENTS OF THIS SUMMARY AS LEGAL OR TAX ADVICE.

Distributions on Our Common Stock

Distributions with respect to our shares of common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will be treated as a tax-free return of capital to the extent of (and will be applied against and reduce, but not below zero) the non-U.S. holder’s adjusted tax basis in the shares of our common stock. Any excess will be treated as gain realized on the sale or other disposition of our shares of common stock and will be treated as described below under “—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.”

As discussed under “Dividend Policy” above, our board of directors currently intends to continue to authorize the payment of a nominal quarterly cash dividend to our stockholders of record. Dividends (as determined for U.S. federal income tax purposes) paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States, or permanent establishment maintained in the United States if the applicable tax treaty requires , by a non-U.S. holder generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS Form W-8ECI or other applicable form). Instead, unless an applicable income tax treaty provides otherwise, such dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% on its earnings and profits (subject to adjustments) that are effectively connected with its conduct of a U.S. trade or business (unless an applicable income tax treaty provides otherwise).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable substitute or successor form and any applicable attachments) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” any gain realized by a non-U.S. holder on the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock (the “applicable period”).

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise) and a non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States), provided such a non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not currently a USRPHC and we do not anticipate becoming a USRPHC in the future. However, if we become a USRPHC and at the time of the sale, exchange or other taxable disposition of shares of our common stock which gives rise to any realized gain, our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable only if such non-U.S. holder actually or constructively owned more than 5% of our outstanding common stock at any time during the applicable period. You should consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

A non-U.S. holder generally will be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid to such non-U.S. holder unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined under the Code) (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined under the Code), and the payor does not have actual knowledge or reason to know that the holder is a United States person, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their tax advisors regarding the application of these rules to their particular circumstances.

FATCA

In addition to the withholding described above, legislation enacted in 2010, along with subsequent regulations and administrative guidance, known as the Foreign Account Tax Compliance Act, or “FATCA,” generally imposes a withholding tax of 30% on dividend income from shares of our common stock and on the gross proceeds of a sale or other disposition of shares of our common stock, if the payments are made to certain foreign entities, unless certain diligence, reporting, withholding and certification obligations and requirements are met. Final Treasury regulations provide that the withholding provisions described above will generally currently apply to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of shares of our common stock on or after January 1, 2019.

The withholding under FATCA may be avoided if (i) the foreign entity is a “foreign financial institution” (as defined in this legislation) and such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) the foreign entity is not a “foreign financial institution” and makes a certification identifying its substantial U.S. owners (as defined for this purpose) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of shares of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. holders should consult their tax advisors regarding the implications of this legislation on their investment in shares of our common stock.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF AN INVESTMENT IN SHARES OF OUR COMMON STOCK MAY NOT BE THE SAME FOR ALL POTENTIAL INVESTORS. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN SHARES OF OUR COMMON STOCK.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan that is subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) and (ii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan.

We, certain of the underwriters and certain of our respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if common stock are acquired by or on behalf of a Plan unless the common stock are acquired and held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the acquisition of the common stock. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before acquisition or ownership of our common stock.

Because of the foregoing, the person making the decision on behalf of a Plan or a governmental, church or foreign plan will be deemed, by purchasing the common stock, to represent on behalf of itself and the plan that the purchase of the common stock will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law.

In addition, the person making the decision on behalf of a Plan (a Plan Fiduciary), will be deemed to have represented and warranted that (1) neither we, nor any underwriter nor any of our respective affiliates (the Transaction Parties) has provided or will provide advice with respect to the acquisition of our common stock by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203a of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in our common stock will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in our common stock in such capacity); (2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of our common stock; (3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of our common stock; (4) none of the Transaction Parties has exercised any authority to cause the Plan to invest in our common stock or to negotiate the terms of the Plan’s investment in our common stock; and (5) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of our common stock; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of our common stock. The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect. None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of our common stock by any Plan.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of our common stock.

PLAN OF DISTRIBUTION

General

We are registering the shares of common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

Following the date of this prospectus, the selling stockholders and any of their pledgees, assignees and successors-in-interest may sell all or a portion of their shares from time to time in one or more transactions on the NASDAQ Global Market or in the over-the-counter market at prevailing market prices or at privately negotiated market prices. The selling stockholders may use any one or more of the following methods when selling the shares of common stock offered by this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	under Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus; or

•	any other method permitted pursuant to applicable law.

Our common stock trades on the NASDAQ Global Market under the symbol “NGHC.”

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. In compliance with FINRA guidelines, the maximum commission or discount to be received by an FINRA member or independent broker-dealer may not exceed 8% for the sale of any securities registered hereunder. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. The selling stockholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each selling stockholder has in turn agreed to indemnify us for certain specified liabilities.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Sidley Austin LLP, New York, New York.

EXPERTS

The financial statements and schedules as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 we filed with the SEC under the Securities Act with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the Public Reference Room by calling the SEC at 1-800-732-0330. The registration statement also is available through the SEC’s web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

We are subject to the reporting requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm and make available to our stockholders quarterly reports for the first three quarters of such fiscal year containing unaudited interim financial statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus,

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 23, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017;

•	Definitive Proxy Statement on Schedule 14A, filed on March 30, 2017;

•	Current Reports on Form 8-K filed with the SEC on February 27, 2017 (solely with respect to Item 8.01), March 16, 2017, March 23, 2017 (solely with respect to Item 3.01), March 24, 2017 (solely with respect to Item 4.01) and May 9, 2017; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on February 10, 2014, as amended.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

12,295,430 Shares of Common Stock

PROSPECTUS

June     , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The table below sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All amounts are estimated, except for the SEC registration fee. All costs and expenses are payable by us.

SEC Registration Fee	$31,337
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$50,000
Miscellaneous Expenses	$10,000

Total	$141,337

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation to grant, indemnity to officers, directors and other corporate agents in connection with certain legal proceedings and permits a corporation to include in its charter documents and agreements between the corporation and its officers, directors and other corporate agents, provisions expanding the scope of indemnification beyond that specifically provided for by Section 145.

Our charter provides that we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

The foregoing statements are subject to the detailed provisions of the DGCL and the full text of our charter, which is incorporated by reference hereto.

In addition, we intend to enter into separate indemnification agreements with our current and future directors and executive officers which will require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. We will also maintain director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insurance

We have obtained directors’ and officers’ insurance to cover our respective directors, officers and some of our employees for certain liabilities incurred in their capabilities as such.

Item 15. Recent Sales of Unregistered Securities.

None

Item 16. Exhibits

Exhibit No.	Exhibit
3.1	Second Amended and Restated Certificate of Incorporation of National General Holdings Corp. (the “Company”) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
3.3	Certificate of Designations for 7.50% Non-Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2014)
3.4	Certificate of Designations of 7.50% Non-Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 27, 2015)
3.5	Certificate of Designations of 7.50% Non-Cumulative Preferred Stock, Series C (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 7, 2016)
4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
4.2	Registration Rights Agreement, dated as of October 16, 2009, by and among the Company, The Michael Karfunkel 2005 Grantor Retained Annuity Trust, Michael Karfunkel and AmTrust International Insurance, Ltd., as assignee of AmTrust Financial Services, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
4.3	Form of Stock Certificate evidencing 7.50% Non-Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2014)
4.4	Form of stock certificate evidencing 7.50% Non-Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 27, 2015)
4.5	Form of stock certificate evidencing 7.50% Non-Cumulative Preferred Stock, Series C (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on July 7, 2016)
4.6	Form of 6.750% Notes due 2024 (included as Exhibit A to Exhibit 4.9) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on May 28, 2014)
4.7	Form of 7.625% Subordinated Notes due 2055 (included as Exhibit A to Exhibit 4.10) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on August 18, 2015)
4.8	Indenture, dated as of May 23, 2014, by and between the Company, as Issuer, and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 28, 2014)
4.9	First Supplemental Indenture, dated as of May 23, 2014, by and between the Company, as Issuer, and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 28, 2014)
4.10	Second Supplemental Indenture, dated as of August 18, 2015, by and between the Company and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 18, 2015)
4.11	Deposit Agreement, dated March 27, 2015, among National General Holdings Corp., American Stock Transfer & Company, LLC and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 27, 2015)
4.12	Deposit Agreement, dated July 7, 2016, among National General Holdings Corp., American Stock Transfer & Trust Company, LLC and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 7, 2016)
4.13	Form of depositary receipt (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 27, 2015)
4.14	Form of depositary receipt (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 7, 2016)
5.1+	Opinion of Sidley Austin LLP as to the legality of the securities being registered, including consent
10.1	American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.2	Form of Statutory Time-Based Stock Option Agreement for the American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.3	Amendment to Form of Statutory Time-Based Stock Option Agreement for the American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.4	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.5	Form of Non-Qualified Stock Option Award Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.6	Form of Incentive Stock Option Award Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.7	Form of Restricted Stock Unit Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2014)
10.8	Form of Indemnification Agreement for Directors and Certain Officers (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.9	Employment Agreement, dated as of January 1, 2013, by and between National General Management Corp. and Michael Weiner (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.10	Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon National Insurance Company and Technology Insurance Company, Inc., Maiden Insurance Company Ltd., and ACP Re, Ltd., effective March 1, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.11	Addendum No. 1 to Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon National Insurance Company and Technology Insurance Company, Inc., Maiden Insurance Company Ltd., and ACP Re, Ltd., effective October 1, 2012 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.12	Master Services Agreement between AmTrust North America, Inc. and National General Management Corp., dated February 22, 2012 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)
10.13	Amended and Restated Marketing Agreement, dated as of December 21, 2012, by and among Good Sam Enterprises, LLC, Camping World, Inc., CWI, Inc. and National General Insurance Marketing, Inc. (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on September 24, 2013) (confidential treatment granted under Rule 24b-2 as to certain portions which are omitted and filed separately with the SEC)
10.14	Promissory Note, dated June 1, 2016, issued by National General Holdings Corp. in favor of Kramer-Wilson Company, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2016)
10.15	Credit Agreement, dated January 25, 2016, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association as Syndication Agent, and Associated Bank, National Association and First Niagara Bank, N.A., as Co-Documentation Agents, and the various lending parties thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 26, 2016)
10.16	Amendment No. 1, dated October 14, 2016, to the Credit Agreement, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association as Syndication Agent, and Associated Bank, National Association and First Niagara Bank, N.A., as Co-Documentation Agents, and the various lending parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s current Report on Form 8-K filed on October 14, 2016)
10.17	Restatement Agreement, dated July 28, 2016, among AmTrust Financial Services, Inc. as Administrative Agent, ACP Re Ltd., Tower Group International, Ltd., ACP Re Holdings, LLC, and AmTrust International Insurance, Ltd. and National General Re Ltd., as Lenders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 20, 2016)
10.18	Amended and Restated Credit Agreement, dated September 20, 2016, among AmTrust Financial Services, Inc. as Administrative Agent, ACP Re Holdings, LLC, the Michael Karfunkel Family 2005 Trust, and AmTrust International Insurance, Ltd. and National General Re Ltd., as Lenders (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 20, 2016)
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K filed on March 23, 2017)
21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 23, 2017)
23.1+	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm relating to the Financial Statements of the Company
23.2+	Consent of Sidley Austin LLP (included on Exhibit 5.1)
24.1+	Power of Attorney (included on signature page)

+	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 22, 2017.

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Weiner
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Weissmann, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Barry Karfunkel Barry Karfunkel	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2017

/s/ Michael Weiner Michael Weiner	Chief Financial Officer (Principal Financial Officer)	June 22, 2017

/s/ Lawrence J. Moloney Lawrence J. Moloney	Chief Accounting Officer (Principal Accounting Officer)	June 22, 2017

/s/ Robert Karfunkel Robert Karfunkel	Director	June 22, 2017

/s/ Barry Zyskind Barry Zyskind	Director and non-executive Chairman	June 22, 2017

/s/ Donald DeCarlo Donald DeCarlo	Director	June 22, 2017

/s/ Patrick Fallon Patrick Fallon	Director	June 22, 2017

/s/ Barbara Paris Barbara Paris	Director	June 22, 2017

/s/ John Marshaleck John Marshaleck	Director	June 22, 2017

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description of Exhibit

3.1	Second Amended and Restated Certificate of Incorporation of National General Holdings Corp. (the “Company”) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

3.3	Certificate of Designations for 7.50% Non-Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2014)

3.4	Certificate of Designations of 7.50% Non-Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 27, 2015)

3.5	Certificate of Designations of 7.50% Non-Cumulative Preferred Stock, Series C (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 7, 2016)

4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

4.2	Registration Rights Agreement, dated as of October 16, 2009, by and among the Company, The Michael Karfunkel 2005 Grantor Retained Annuity Trust, Michael Karfunkel and AmTrust International Insurance, Ltd., as assignee of AmTrust Financial Services, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

4.3	Form of Stock Certificate evidencing 7.50% Non-Cumulative Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2014)

4.4	Form of stock certificate evidencing 7.50% Non-Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 27, 2015)

4.5	Form of stock certificate evidencing 7.50% Non-Cumulative Preferred Stock, Series C (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on July 7, 2016)

4.6	Form of 6.750% Notes due 2024 (included as Exhibit A to Exhibit 4.9) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on May 28, 2014)

4.7	Form of 7.625% Subordinated Notes due 2055 (included as Exhibit A to Exhibit 4.10) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on August 18, 2015)

4.8	Indenture, dated as of May 23, 2014, by and between the Company, as Issuer, and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 28, 2014)

4.9	First Supplemental Indenture, dated as of May 23, 2014, by and between the Company, as Issuer, and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 28, 2014)

Exhibit No.	Description of Exhibit

4.10	Second Supplemental Indenture, dated as of August 18, 2015, by and between the Company and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 18, 2015)

4.11	Deposit Agreement, dated March 27, 2015, among National General Holdings Corp., American Stock Transfer & Company, LLC and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 27, 2015)

4.12	Deposit Agreement, dated July 7, 2016, among National General Holdings Corp., American Stock Transfer & Trust Company, LLC and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 7, 2016)

4.13	Form of depositary receipt (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 27, 2015)

4.14	Form of depositary receipt (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 7, 2016)

5.1+	Opinion of Sidley Austin LLP as to the legality of the securities being registered, including consent

10.1	American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.2	Form of Statutory Time-Based Stock Option Agreement for the American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.3	Amendment to Form of Statutory Time-Based Stock Option Agreement for the American Capital Acquisition Corporation 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.4	2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.5	Form of Non-Qualified Stock Option Award Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.6	Form of Incentive Stock Option Award Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.7	Form of Restricted Stock Unit Agreement for the NGHC 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on August 11, 2014)

10.8	Form of Indemnification Agreement for Directors and Certain Officers (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

Exhibit No.	Description of Exhibit

10.9	Employment Agreement, dated as of January 1, 2013, by and between National General Management Corp. and Michael Weiner (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.10	Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon National Insurance Company and Technology Insurance Company, Inc., Maiden Insurance Company Ltd., and ACP Re, Ltd., effective March 1, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.11	Addendum No. 1 to Personal and Commercial Automobile Quota Share Reinsurance Agreement between Integon National Insurance Company and Technology Insurance Company, Inc., Maiden Insurance Company Ltd., and ACP Re, Ltd., effective October 1, 2012 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.12	Master Services Agreement between AmTrust North America, Inc. and National General Management Corp., dated February 22, 2012 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on August 7, 2013)

10.13	Amended and Restated Marketing Agreement, dated as of December 21, 2012, by and among Good Sam Enterprises, LLC, Camping World, Inc., CWI, Inc. and National General Insurance Marketing, Inc. (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-190454) filed on September 24, 2013) (confidential treatment granted under Rule 24b-2 as to certain portions which are omitted and filed separately with the SEC)

10.14	Promissory Note, dated June 1, 2016, issued by National General Holdings Corp. in favor of Kramer-Wilson Company, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2016)

10.15	Credit Agreement, dated January 25, 2016, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association as Syndication Agent, and Associated Bank, National Association and First Niagara Bank, N.A., as Co-Documentation Agents, and the various lending parties thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 26, 2016)

10.16	Amendment No. 1, dated October 14, 2016, to the Credit Agreement, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association as Syndication Agent, and Associated Bank, National Association and First Niagara Bank, N.A., as Co-Documentation Agents, and the various lending parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s current Report on Form 8-K filed on October 14, 2016)

10.17	Restatement Agreement, dated July 28, 2016, among AmTrust Financial Services, Inc. as Administrative Agent, ACP Re Ltd., Tower Group International, Ltd., ACP Re Holdings, LLC, and AmTrust International Insurance, Ltd. and National General Re Ltd., as Lenders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 20, 2016)

10.18	Amended and Restated Credit Agreement, dated September 20, 2016, among AmTrust Financial Services, Inc. as Administrative Agent, ACP Re Holdings, LLC, the Michael Karfunkel Family 2005 Trust, and AmTrust International Insurance, Ltd. and National General Re Ltd., as Lenders (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 20, 2016)

Exhibit No.	Description of Exhibit

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K filed on March 23, 2017)

21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 23, 2017)

23.1+	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm relating to the Financial Statements of the Company

23.2+	Consent of Sidley Austin LLP (included on Exhibit 5.1)

24.1+	Power of Attorney (included on signature page)

+	Filed herewith.